HINTO ENERGY
             5350 S. Roslyn Road, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com
              Hinto Energy, Inc. Announces Increased Oil Production

DENVER, CO, June 18, 2014, HINTO ENERGY, INC. (OTCQB: HENI) announces increased production from its Mason Lakes, Montana oil field.

George Harris, the Company's Chief Executive Officer, remarked, "We have seen an increase in production from our Mason Lake Field in Montana as a result of our re-work and production enhancement efforts and are now producing between 25 and 40 barrels of oil per day, from three wells. We will be increasing our pumping operations, storage capacity and expanding our transportation and sales relationships as we bring two additional wells on line during the next few weeks." Harris continued, "We now have greater visibility on the true potential of this field and we're hopeful that recent increases in production will be maintained and enhanced in the coming months helping us meet our overall production goals."

After completing the rework of its existing wells, the Company will begin evaluating Phase Two of the field development plan which includes drilling additional injection and production wells. The Company is also evaluating several additional oil fields in Musselshell County, Montana that have existing production, potential upside from production enhancements and adequate spacing options for additional wells.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana encompassing approximately 15,000 acres and 40 wells. The Company is based in Greenwood Village, Colorado.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.                            Hanover Financial Services
Gary Herick, Vice President - Finance         Ronald J. Blekicki - President/CEO
5350 S. Roslyn Road                           6388 Clearview Road, Suite 100
Greenwood Village, CO 80111                   Boulder, CO 80303
(303) 647-4850                               (303) 494-3617
www.hintoenergy.com                      http://www.hanoverfinancialservices.com
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